Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 18, 2024
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS AND ANNOUNCES CASH DIVIDEND

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended June 30, 2024, consolidated net income was $5,889,000, or $0.71 per diluted share (EPS), as compared to $5,727,000, or $0.69 EPS, for the prior quarter and $8,404,000, or $1.02 EPS, for the same period a year ago. Consolidated net income for the six months ended June 30, 2024 was $11,616,000, or $1.41 EPS, compared to $17,629,000 or $2.14 EPS for the same period of 2023.

The increase in second quarter net income compared to the prior quarter was due to growth in the deposit and loan portfolios, and an increase in non-interest income. The QTD and YTD decreases compared to the same periods of 2023 were related to an increase in deposit interest expense and general operating expenses.

Net interest income for the three months ended June 30, 2024 was $17,292,000, compared to $17,241,000 in the prior quarter, and $19,407,000 in the same period a year ago. The increase in net interest income over the prior quarter is attributed to loan growth and an increase of 6 basis points in the average earning asset yield. The decrease from the same period a year ago is due to an increase in the average cost of funds to 73 bps for the second quarter of 2024, compared to 16 bps for the comparable period of 2023. The higher interest expense was partially offset by loan growth of $119.5 million over the same period. Net interest margin for the three months ended June 30, 2024 was 4.11%, compared to 4.09% for the prior quarter and 4.45% for the same period last year.

“Our earnings performance reflects our consistent and prudent approach to managing our business. We continue to focus on relationship-based core deposit growth which enables us to maintain our lending activity and enhance profitability,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income was $1,760,000 for the quarter ended June 30, 2024, compared to $1,519,000 for the prior quarter and $1,655,000 for the same period last year. The increases compared to prior periods was mainly due to increased production from our investment advisory service and related fee income.

Non-interest expense totaled $11,616,000 for the quarter ended June 30, 2024, compared to $11,529,000 in the prior quarter and $10,062,000 in the same quarter a year ago. The second quarter increase compared to prior periods is due to general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.84 billion at June 30, 2024, an increase of $34.1 million over March 31, 2024 and a decrease of $21.2 million from June 30, 2023. Gross loans were $1.07 billion at June 30, 2024, an increase of $30.5 million over March 31, 2024 and $119.5 million over June 30, 2023. The Company’s total deposits were $1.64 billion as of June 30, 2024, an increase of $32.3 million over March 31, 2024 and a decrease of $37.6 million from June 30, 2023. The deposit increase during the second quarter was due in part to an increase in new checking accounts and their corresponding balances resulting from the new checking acquisition program launched by the bank in January 2024. The deposit decrease compared to the same period a year ago was due to the migration of rate-sensitive deposits, prior to the bank making deposit rate increases in July 2023. Our liquidity position remains strong, as evidenced by $180.3 million in cash and cash equivalents balances at June 30, 2024.

“We are pleased to report another strong financial performance and solid earnings for the quarter. We have achieved steady growth, driven by our ability to meet the needs of our customers and communities,” stated Chris Courtney, CEO. “We appreciate the dedication and professionalism of our team members who deliver excellent service to our clients every day.”

Non-performing assets (“NPA”) remained at zero as of June 30, 2024, as they were for all of 2024 and 2023. The allowance for credit losses (“ACL”) as a percentage of gross loans decreased slightly to 1.04% at June 30, 2024, compared to 1.05% at March 31, 2024 and increased from 0.99% at June 30, 2023. The decrease from the prior quarter is due to the growth in outstanding loans. Given industry concerns of credit risk specific to commercial real estate, management has performed a thorough analysis of this segment as part of the CECL credit risk model’s ACL computation, concluding that the credit loss reserves relative to gross loans remains at acceptable levels, and credit quality remains stable. As a result, the Company did not record a provision for credit losses during the second quarter.

The Board of Directors of Oak Valley Bancorp at their July 16, 2024, meeting declared the payment of a cash dividend of $0.225 per share of common stock to its shareholders of record at the close of business on July 29, 2024. The payment date will be August 9, 2024 and will amount to approximately $1,881,000. This is the second dividend payment made by the Company in 2024.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 18 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

###

Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2024	2024	2023	2023	2023

Net interest income	$17,292	$17,241	$17,914	$18,938	$19,407
Provision for (reversal of) credit losses	-	-	1,130	300	-
Non-interest income	1,760	1,519	1,755	1,566	1,655
Non-interest expense	11,616	11,529	10,760	10,578	10,062
Net income before income taxes	7,436	7,231	7,779	9,626	11,000
Provision for income taxes	1,547	1,504	1,914	2,272	2,596
Net income	$5,889	$5,727	$5,865	$7,354	$8,404

Earnings per common share - basic	$0.72	$0.70	$0.72	$0.90	$1.03
Earnings per common share - diluted	$0.71	$0.69	$0.71	$0.89	$1.02
Dividends paid per common share	$-	$0.225	$-	$0.160	$-
Return on average common equity	14.19%	13.86%	16.44%	19.85%	23.48%
Return on average assets	1.30%	1.26%	1.27%	1.57%	1.79%
Net interest margin (1)	4.11%	4.09%	4.15%	4.34%	4.45%
Efficiency ratio (2)	59.12%	59.61%	53.08%	49.89%	46.31%

Capital - Period End
Book value per common share	$20.55	$19.97	$20.03	$16.29	$17.76

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Credit loss reserve/ gross loans	1.04%	1.05%	1.07%	1.00%	0.99%

Period End Balance Sheet
($ in thousands)
Total assets	$1,840,521	$1,805,739	$1,842,422	$1,835,402	$1,861,713
Gross loans	1,070,036	1,039,509	1,016,579	971,243	950,488
Nonperforming assets	-	-	-	-	-
Allowance for credit losses	11,121	10,922	10,896	9,738	9,411
Deposits	1,644,748	1,612,400	1,650,534	1,666,548	1,682,378
Common equity	171,799	166,916	166,092	135,095	147,122

Non-Financial Data
Full-time equivalent staff	223	219	222	225	213
Number of banking offices	18	18	18	18	18

Common Shares outstanding
Period end	8,359,556	8,359,556	8,293,168	8,293,468	8,281,661
Period average - basic	8,219,699	8,209,617	8,200,177	8,197,083	8,195,270
Period average - diluted	8,248,295	8,244,648	8,236,897	8,232,338	8,227,218

Market Ratios
Stock Price	$24.97	$24.78	$29.95	$25.08	$25.19
Price/Earnings	8.69	8.86	10.55	7.05	6.12
Price/Book	1.22	1.24	1.50	1.54	1.42

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	SIX MONTHS ENDED JUNE 30,
	2024	2023
Profitability
($ in thousands, except per share)
Net interest income	$34,533	$38,950
Provision for (reversal of) credit losses	-	(460)
Non-interest income	3,279	3,310
Non-interest expense	23,145	19,819
Net income before income taxes	14,667	22,901
Provision for income taxes	3,051	5,272
Net income	$11,616	$17,629

Earnings per share - basic	$1.41	$2.15
Earnings per share - diluted	$1.41	$2.14
Dividends paid per share	$0.225	$0.160
Return on average equity	14.03%	25.80%
Return on average assets	1.28%	1.86%
Net interest margin (1)	4.10%	4.42%
Efficiency ratio (2)	59.36%	46.31%

Capital - Period End
Book value per share	$20.55	$17.76

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Credit loss reserve/ gross loans	1.04%	0.99%

Period End Balance Sheet
($ in thousands)
Total assets	$1,840,521	$1,861,713
Gross loans	1,070,036	950,488
Nonperforming assets	-	-
Allowance for credit losses	11,121	9,411
Deposits	1,644,748	1,682,378
Stockholders' equity	171,799	147,122

Non-Financial Data
Full-time equivalent staff	223	213
Number of banking offices	18	18

Common Shares outstanding
Period end	8,359,556	8,281,661
Period average - basic	8,214,658	8,189,038
Period average - diluted	8,246,472	8,227,105

Market Ratios
Stock Price	$24.97	$25.19
Price/Earnings	8.81	5.80
Price/Book	1.22	1.42

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%. A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.